CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

BBOOTH, INC.

I, Rory J. Cutaia, hereby certify that I am the Chief Executive Officer of bBooth, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

That, pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on February 10, 2017, adopted the following resolutions creating a series of shares of preferred stock designated as Series A Convertible Preferred Stock, none of which shares has been issued:

RESOLVED, that the Board hereby designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.       Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 1,050,000 shares. Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meanings as set forth in Section 23 below.

2.       Ranking. Except with respect any other future series of preferred stock of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Preferred Stock”) or any future series of preferred stock of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

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3.       Dividends.

(a)       From and after April 5, 2017 (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (the “Dividends”), which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable on the following dates (each, a “Dividend Date”): (1) the first (1st) Dividend Date being April 5, 2017; (ii) the second (2nd) Dividend Date being July 5, 2017; and (iii) and each subsequent Dividend Date shall be solely in connection with and concurrently with Installment Redemption Payments. Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by the Company and the Holders, the Company shall pay Cash Dividends (as defined below) to the Holders on each of the first (1st) two (2) Dividend Dates.

(b)       Dividends shall be payable on each Dividend Date, to the Holders of record of the Preferred Shares on the applicable Dividend Date, in shares of Common Stock (the “Dividend Shares”) so long as there has been no Equity Conditions Failure and so long as the delivery of Dividend Shares would not violate the provisions of Section 4; provided, however, that the Company may, at its option, pay Dividends on any Dividend Date in cash (the “Cash Dividends”) or in a combination of Cash Dividends and, so long as there has been no Equity Conditions Failure, Dividend Shares. The Company shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder two (2) Trading Days prior to each Dividend Date (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”), which notice (1) notifies the then-record Holders that the Company has elected to pay the accrued Dividends as Cash Dividends, Dividend Shares, or as a combination of Dividend Shares and Cash Dividends and, in any event, specifies the amount of the to-be-paid Dividends, if any, as Cash Dividends and the amount of the to-be-paid Dividends, if any, as Dividend Shares and (2) certifies that there has been no Equity Conditions Failure as of such time, if the Company has elected to pay any portion of the to-be-paid Dividends as Dividend Shares. Notwithstanding anything herein to the contrary, if no Equity Conditions Failure has occurred as of the Dividend Notice Date but an Equity Conditions Failure occurs at any time prior to the date on which a to-be-paid Dividend Shares are to be issued, (A) the Company shall provide each Holder with a subsequent notice to that effect and (B) unless such Holder waives the Equity Conditions Failure, such to-be-paid Dividends shall be paid as Cash Dividends. Dividends that are to be paid to each Holder in Dividend Shares shall be paid in a number of fully paid and non-assessable shares (rounded to the nearest whole share, with 0.50 or more of a share being rounded up to the nearest whole share and 0.49 or less of a share being rounded down to the nearest whole share) of Common Stock equal to the quotient of (1) the amount of Dividends payable to such Holder on such Dividend Date less any Cash Dividends paid and (2) the lesser of (i) the Redemption Price in effect on the applicable Dividend Date, and (ii) the VWAP on the Trading Day immediately preceding the Dividend Date.

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(c)       When any Dividend Shares are to be paid to any Holder, the Company shall (i) (A) provided that (x) the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) either a Registration Statement for the resale by the applicable Holder of the Dividend Shares or such Dividend Shares to be so issued are otherwise eligible for resale pursuant to Rule 144 (as defined in the Securities Purchase Agreement), credit such aggregate number of Dividend Shares to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit and Withdrawal at Custodian system, or (B) if either of the immediately preceding clauses (x) or (y) is not satisfied, issue and deliver on the applicable Dividend Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by such Holder in writing to the Company at least two (2) Business Days prior to the applicable Dividend Date, a certificate, registered in the name of such Holder or its designee, for the number of Dividend Shares to which such Holder shall be entitled and (ii) with respect to each such payment of a Dividend, pay to such Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Dividend. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Dividend Shares.

4.       Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Company shall not tender an Installment Redemption Payment (including any Installment Redemption Price Make-Whole Shares (as defined below)), any Dividend payment, or any other payment due to Holder, in shares of Common Stock to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the then-issued and outstanding shares of Common Stock. For purposes of this Section 4, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 4 shall be implemented in a manner otherwise in strict conformity with the terms of this Section 4 to correct this Section 4 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4 shall apply to a successor holder of Preferred Shares. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior redemption or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations or securities issued pursuant to the other Transaction Documents. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

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5.       Mandatory Installment Redemptions; Triggering Events.

(a)        Reserved.

(b)        Mandatory Installment Redemption.

(i)        Beginning on the earlier of the effectiveness of a Registration Statement and August 13, 2017, and so long as any Preferred Shares are outstanding, with respect to any Holder, the Company shall redeem Sixty-three Thousand Dollars ($63,000) of the outstanding amount of Preferred Shares and any accrued but unpaid Dividends thereon on the first (1st) Business Day of each week (each, an “Installment Redemption Payment”) for five (5) consecutive weeks. Each Installment Redemption Payment shall be made, at the Company’s option (subject to the Company’s compliance with the Equity Conditions (i.e., there is no Equity Conditions Failure)) in (i) cash at a price equal to the product of (A) the applicable Installment Redemption Payment multiplied by (B) the Redemption Premium or (ii) in shares of Common Stock (the “Installment Redemption Shares”) at a price equal to the product of (A) the applicable Installment Redemption Payment multiplied by (B) the Redemption Premium divided by the lesser of (x) the Redemption Price (subject to adjustment for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock) or (y) the VWAP during the period commencing five (5) Trading Days prior to the Installment Redemption Payment (the “Installment Redemption Price”). Notwithstanding the foregoing, the Holder shall have the option to demand payment of one (1) Installment Redemption Payment in shares of Common Stock at price equal to the Installment Redemption Price, in lieu of the receipt of cash; provided, that the Holder shall give the Company at least one (1) week’s notice prior to the applicable Installment Redemption Payment. In the event that the Company elects to not pay an Installment Redemption Payment in cash and the Equity Conditions are not met (i.e., there is an Equity Conditions Failure), then each Holder shall be entitled to the redemption of the applicable Installment Redemption Payment at a price equal to the Triggering Event Redemption Price until such time that the Equity Conditions Failure is cured. For the avoidance of doubt, if Holder defers the receipt of Installment Redemption Shares due to the limitations set forth in Section 4, Holder shall remain entitled to such shares as originally calculated, i.e., any weekly VWAP increase subsequent to the original Installment Redemption Payment shall not decrease the amount of shares due to the Holder. However, if Holder defers the receipt of Installment Redemption Shares due to the limitations set forth in Section 4 and any VWAP for the five (5) consecutive Trading Days subsequent to the original Installment Redemption Date decreases (the “Subsequent Installment Redemption Payment”), then Holder shall receive the Installment Redemption Shares at a price equal to the VWAP during any Subsequent Installment Redemption Payment. Additionally, if Holder defers only a portion of the Installment Redemption Shares due to the limitations set forth in Section 4, then such portion shall be subject to the pricing period of the Subsequent Installment Redemption Payment.

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In the event that the Installment Redemption Price from the immediately prior Installment Redemption Payment is greater than the VWAP for the five (5) consecutive Trading Days following such Installment Redemption Payment (the “Make-Whole VWAP Period”), which shall be calculated in the same manner as the VWAP and which precedes the current Installment Redemption Payment, then the Company shall make one make-whole payment to such Holder in additional shares of Common Stock (“Installment Redemption Price Make-Whole Shares”) to compensate the Holder for the loss of value for the immediately previous Installment Redemption Payment. The number of Installment Redemption Price Make-Whole Shares shall be determined by the quotient of (A) the Installment Redemption Payment (including the Redemption Premium) divided by (B) the VWAP calculated during the Make-Whole VWAP Period (the “Make-Whole VWAP Price”); and then subtracting from such result the number of shares of Common Stock issued in connection with the Installment Redemption Payment. Such Installment Redemption Price Make-Whole Shares shall be delivered to Holder by no later than the next Installment Redemption Payment or, if such Installment Redemption Price Make-Whole Shares relates to the final Installment Redemption Payment, then Installment Redemption Price Make-Whole Shares shall be delivered to Holder by no later than three Trading Days following the last Trading Day of the relevant Make-Whole VWAP Period. For the avoidance of doubt, the Make-Whole VWAP Period for the final Installment Redemption Payment shall be the five (5) consecutive Trading Days following such final Installment Redemption Payment.

The Company’s obligations to deliver the Installment Redemption Price Make-Whole Shares shall continue even though a Triggering Event has occurred (for the avoidance of doubt, in such event the Redemption Price that is utilized shall be the Triggering Event Redemption Price in lieu of the Installment Redemption Price). For an example of the issuance of Installment Redemption Price Make-Whole Shares, see Exhibit I attached hereto. For the avoidance of doubt, if Holder defers the receipt of Installment Redemption Price Make-Whole Shares due to the limitations set forth in Section 4, Holder shall remain entitled to the amount of the Installment Redemption Price Make-Whole Shares as originally calculated, i.e., any weekly VWAP increase subsequent to the Make-Whole VWAP Period shall not decrease the amount of Installment Redemption Price Make-Whole Shares due to the Holder. However, if Holder defers the receipt of Installment Redemption Price Make-Whole Shares due to the limitations set forth in Section 4 and any VWAP for the five (5) consecutive Trading Days subsequent to the Make-Whole VWAP Period decreases (the “Subsequent Make-Whole VWAP Period”), then Holder shall receive the Installment Redemption Price Make-Whole Shares at a price equal to the VWAP during any Subsequent Make-Whole Period. Additionally, if Holder defers only a portion of the Installment Redemption Price Make-Whole Shares due to the limitations set forth in Section 4, then such portion shall be subject to the pricing period of the Subsequent Make-Whole VWAP Period. Further, the Holder may demand the receipt of any portion of the Installment Redemption Price Make-Whole Shares prior to the receipt of the next Installment Redemption Payment. In such event, the Company shall deliver a separate Redemption Notice to the Holder with respect to the next Installment Redemption Payment.

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(ii)        On the Business Day immediately prior to each Installment Redemption Payment, the Company shall deliver to each Holder a written notice of each Installment Redemption Payment by facsimile or electronic mail in the form attached hereto as Exhibit II, which shall (A) certify that there has been no Equity Conditions Failure and (B) state the aggregate amount of the Preferred Shares which is being redeemed in such Installment Redemption Payment from such Holder and all of the other Holders of the Preferred Shares pursuant to this Section 5(b). Redemptions made pursuant to this Section 5(b) shall be made in accordance with Section 5(d).

(iii)       Pursuant to the limitations set forth in Section 4, each Holder may defer all or any portion of any Installment Redemption Payment (including without limitation, any Installment Redemption Price Make-Whole Shares) and have it be paid simultaneously with any future Installment Redemption Payment(s) or on any other date. For the avoidance of doubt, if a Holder defers all or any portion of any Installment Redemption Payment (including without limitation, any Installment Redemption Price Make-Whole Shares) due to the limitations set forth in Section 4, such deferral alone shall not be deemed a Triggering Event.

(c)       Triggering Event Redemptions.

(i)       Triggering Event. Each of the following events shall constitute a “Triggering Event” and each of the events in clauses (I), (J) and (K) shall constitute a “Bankruptcy Triggering Event”:

A.       reserved;

B.       the suspension from trading or failure of the Common Stock to be traded or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

C.       the Company’s written notice to any holder of the Preferred Shares, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for redemption of any Preferred Shares into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 4 hereof;

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D.       at any time following the fifth (5th) consecutive day that a Holder’s pro-rata authorized share allocation (as defined in Section 9 below) is less than 300% of the number of shares of Common Stock that such Holder would be entitled to receive upon a redemption in full of the Preferred Shares held by such Holder (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations);

E.       the Company’s Board of Directors fails to declare any Dividend to be paid on the applicable Dividend Date in accordance with Section 3 which remains uncured for a period of three (3) Trading Days;

F.       the Company’s failure to pay to any Holder any Dividend (whether or not declared by the Board of Directors) or any other amount when and as due under this Certificate of Designations (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby (in each case, as permitted pursuant to the NRS), except, in the case of a failure to pay Dividends and Late Charges (as defined in Section 5(c)(iv)) when and as due, in each such case only if such failure remains uncured for a period of at least three (3) Trading Days;

G.       the Company, either (A) fails to deliver the required number of shares of Common Stock within five (5) Trading Days after the applicable Installment Redemption Payment; (B) fails to deliver the required number of Installment Redemption Price Make-Whole Shares within five (5) Trading Days of the payment date provided in Section 5(b)(i), or (C) fails to remove any restrictive legend on any certificate for any shares of Common Stock issued to such Holder upon redemption of any Preferred Shares acquired by such Holder as and when required with respect to such securities in accordance with applicable federal securities laws, and any such failure remains uncured for at least five (5) Trading Days;

H.       the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of Indebtedness of the Company or any Subsidiaries;

I.       bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;

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J.       the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

K.       the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

L.       a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

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M.       the Company and/or any Subsidiary, individually or in the aggregate fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party (other than, with respect to payments contested by the Company and/or such subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation causes the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

N.       other than as specifically set forth in another clause of this Section 5(c), the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days, unless such breach does not have a Material Adverse Effect (as defined below);

O.       a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied (i.e., there is no Equity Conditions Failure), (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred, and such Holder suffers economic damage thereby;

P.        any breach or failure in any respect by the Company or any Subsidiary to comply with any provision or covenants of this Certificate of Designations, unless such breach does not have a Material Adverse Effect;

Q.       occurrence of any Material Adverse Effect;

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R.        the occurrence or continuance of an event of default under any Transaction Document and such event of default has not been cured during the applicable cure period;

S.       any Equity Condition Failure;

T.       reserved;

U.        the Company fails to remain current on all of its filings under the 1934 Act; or

V.       the Company breaches any of the covenants contained in the Transaction Documents, including, without limitation, the covenants contained in Article IV of the Purchase Agreement.

(ii)       Notice of a Triggering Event; Redemption Right. Upon the occurrence of a Triggering Event with respect to the Preferred Shares, the Company shall within one (1) Business Day deliver written notice thereof via facsimile or electronic mail (a “Triggering Event Notice”) to each Holder. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and such Holder becoming aware of a Triggering Event (such earlier date, the “Triggering Event Right Commencement Date”) and ending (such ending date, the “Triggering Event Right Expiration Date”, and each such period, a “Triggering Event Redemption Right Period”) on the tenth (10th) Trading Day after the earliest of: (w) the date such Triggering Event is cured (the Company shall only have five (5) calendar days to cure any Equity Conditions Failure and ten (10) calendar days to cure any other Triggering Event)); (x) the date such Triggering Event is not cured by the requisite time provided in the immediately preceding clause (w); (y) such Holder’s receipt of a Triggering Event Notice that includes (I) a reasonable description of the applicable Triggering Event, (II) a certification as to whether, in the opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (III) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Triggering Event Right Expiration Date; and (z) such Holder becoming aware of a Triggering Event; then, such Holder may require the Company to redeem (regardless of whether such Triggering Event has been cured on or prior to the Triggering Event Right Expiration Date) all or any of the Preferred Shares held by such Holder by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of the Preferred Shares such Holder is electing to redeem. For the avoidance of doubt, neither the Company’s failure to timely deliver a Triggering Event Notice nor a Holder’ failure to become aware of a Triggering Event shall effect the date of occurrence of the Triggering Event (e.g., if a Triggering Event occurred on April 15, 2017, and neither the Company provided the relevant Triggering Event Notice on the next (1) Business Day nor a Holder’s failure to become aware of such Triggering Event by April 16, 2017, such Triggering Event shall still be deemed to occur on April 15, 2017). Each of the Preferred Shares subject to redemption by the Company pursuant to this Section 5(c) shall be redeemed by the Company, at the Company’s option, for shares of Common Stock or cash at a price equal to the product of (A) the Redemption Amount to be redeemed multiplied by (B) one hundred thirty-five percent (135%) (the “Triggering Event Redemption Premium”; the product of the Redemption Amount and the Triggering Event Redemption Premium shall be referred to herein as the “Triggering Event Redemption Amount”)). In the event that the Company elects to pay the Triggering Event Redemption Amount in shares of Common Stock, the Company shall issue the shares of Common Stock at a price equal to average of the two (2) lowest VWAP during the period commencing ten (10) Trading Days prior to the to the date (the “Triggering Event Payment Date”) of payment of such Trigger Event Redemption Amount (the “Triggering Event Redemption Price”). Notwithstanding the foregoing, if the Company fails to cure a Triggering Event by the period prescribed in clause (w) above and has yet to pay the Triggering Event Redemption Amount in cash or shares of Common Stock to Holder, then the Holder shall determine whether such Triggering Event Redemption Amount will be made in cash or in shares of Common Stock. For the avoidance of doubt, if any Holders are requesting redemptions of the Triggering Event Redemption Amount at the Triggering Event Redemption Price but there is an Equity Conditions Failure, the Company shall pay the Triggering Event Redemption Amount in cash unless, Holder waives the Equity Conditions Failure and requests the payment of the Triggering Event Redemption Amount in shares of Common Stock. For the avoidance of doubt, if Holder defers the receipt of any Triggering Event Redemption Amount in shares of Common Stock due to the limitations set forth in Section 4, Holder shall remain entitled to such shares as originally calculated, i.e., any weekly VWAP increase subsequent to the original Triggering Event Payment Date shall not decrease the amount of shares due to the Holder. However, if Holder defers the receipt of any Triggering Event Redemption Amount in shares of Common Stock due to the limitations set forth in Section 4 and any VWAP for the ten (10) consecutive Trading Days subsequent to the original Triggering Event Payment Date decreases (the “Subsequent Triggering Event Payment Date”), then Holder shall receive the Triggering Event Redemption Amount in shares of Common Stock at a price equal to the average of the two (2) lowest VWAP during any Subsequent Triggering Event Payment Date. Additionally, if Holder defers only a portion of the Triggering Event Redemption Amount in shares of Common Stock due to the limitations set forth in Section 4, then such portion shall be subject to the pricing period of the Subsequent Triggering Event Payment Date. In the event the Triggering Event Redemption Amount is paid in shares of Common Stock and such issuance would exceed the limitations contained in Section 4, then the Holder, at its option, may also demand that the balance be paid in cash (subject to the conditions in this Section 5(c)).

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Triggering Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 5(d). To the extent redemptions required by this Section 5(c) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company; such redemptions shall be deemed to be voluntary prepayments. In the event of the Company’s redemption of any of the Preferred Shares under this Section 5(c), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium (including without limitation, the Triggering Event Redemption Premium) due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon a Triggering Event shall not constitute an election of remedies by the applicable Holder or any other Holder, and all other rights and remedies of each Holder shall be preserved.

(iii)       Triggering Event Redemption Make-Whole Shares. In the event that the Triggering Event Redemption Price is greater than the VWAP for the ten (10) consecutive Trading Days following the Triggering Event Payment Date (the “Triggering Event Make-Whole VWAP Period”), which shall be calculated in the same manner as the VWAP, then the Company shall make one make-whole payment to such Holder in additional shares of Common Stock (“Triggering Event Redemption Make-Whole Shares”) to compensate the Holder for the loss of value of the shares of Common Stock issued in connection with a Triggering Event Redemption Amount. The number of Triggering Event Redemption Make-Whole Shares shall be determined by the quotient of (A) the Triggering Event Redemption Amount divided by (B) the VWAP calculated during the Triggering Event Make-Whole VWAP Period (the “Triggering Event Make-Whole VWAP Price”); and then subtracting from such result the number of shares of Common Stock issued in connection with the Triggering Event Redemption Amount. Such Triggering Event Redemption Make-Whole Shares shall be delivered to Holder by no later than three (3) Trading Days following the last Trading Day of the relevant Triggering Event Make-Whole VWAP Period

The Company’s obligations to deliver shares of Common Stock with respect to a Triggering Event Redemption Amount, as well as the Triggering Event Redemption Make-Whole Shares, shall continue even though a Triggering Event continues or another Triggering Event has occurred. For the avoidance of doubt, if Holder defers the receipt of any such shares of Common Stock due to the limitations set forth in Section 4, Holder shall remain entitled to such shares as originally calculated, i.e., any weekly VWAP increase subsequent to the Make-Whole VWAP Period shall not decrease the amount of shares due to the Holder. However, if Holder defers the receipt of Triggering Event Redemption Make-Whole Shares due to the limitations set forth in Section 4 and any VWAP for the ten (10) consecutive Trading Days subsequent to the Triggering Event Make-Whole VWAP Period decreases (the “Subsequent Triggering Event Make-Whole VWAP Period”), then Holder shall receive the Triggering Event Redemption Make-Whole Shares at a price equal to the average of the two (2) lowest VWAP during any Subsequent Triggering Event Make-Whole Period. Additionally, if Holder defers only a portion of the Triggering Event Redemption Make-Whole Shares due to the limitations set forth in Section 4, then such portion shall be subject to the pricing period of the Subsequent Triggering Event Make-Whole VWAP Period. In the event the issuance of the Triggering Event Redemption Make-Whole Shares would exceed the limitations contained in Section 4, then (A) the Holder, at its option, may also demand that the balance be paid in cash (subject to the conditions in this Section 5(c)), and (B) the Holder may demand the receipt of the Triggering Event Redemption Make-Whole Shares prior to the receipt of any shares of Common Stock to be issued in connection with any subsequent Triggering Event Redemption Amount.

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(iv)       Notwithstanding anything to the contrary contained in this Section 5(c), upon a Triggering Event, each Holder shall have the option to redeem all of its Preferred Shares in accordance with this Section 5(c). Additionally, following a Triggering Event (including without limitation an amount due under this Certificate of Designations which is not paid when due), interest shall accrue on the amount due to a Holder at a rate of two percent (2%) per month until such Holder is paid in full (a “Late Charge”). The Holder may also require the Company to deposit all revenues that due it into an account at a bank or financial institution that is subject to a deposit account control agreement in a form reasonably satisfactory to the Holder.

(v)       Mandatory Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any redemption that is then required or in process, upon any Bankruptcy Triggering Event, the Company shall immediately redeem, in cash, each of the Preferred Shares then outstanding at the Triggering Event Redemption Premium, without the requirement for any notice or demand or other action by any Holder or any other person or entity, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to redemption, and any right to payment of such Triggering Event Redemption Amount (in cash or in shares of Common Stock) or any other Redemption Amount (in cash or in shares of Common Stock), as applicable.

(vi)       Pursuant to the limitations set forth in Section 4, each Holder may defer all or any portion of any Triggering Event Redemption Amount (including without limitation, any Triggering Event Redemption Make-Whole Shares) and have it be paid simultaneously with any future Installment Redemption Payment(s) or on any other date. For the avoidance of doubt, if a Holder defers all or any portion of any Triggering Event Redemption Amount (including without limitation, any Triggering Event Redemption Make-Whole Shares) due to the limitations set forth in Section 4, such deferral alone shall not be deemed a new Triggering Event.

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(d)       Redemptions.

(i)       General. If a Holder has submitted a Triggering Event Redemption Notice in accordance with Section 5(c)(ii), the Company shall deliver the applicable Triggering Event Redemption Amount to such Holder in cash or Common Stock within four (4) Trading Days and three (3) Trading Days, respectively, after the Company’s receipt of such Holder’s Triggering Event Redemption Notice. In the event of a redemption of less than all of the Preferred Shares held by such Holder, the Company shall promptly cause to be issued and delivered to such Holder a new Preferred Certificate (likewise to the procedure set forth in Section 14) representing the number of Preferred Shares which have not been redeemed. In the event that the Company does not pay the applicable Redemption Amount (including the Redemption Premium) or the Triggering Event Redemption Amount to a Holder within the time period required for any reason (except if such payment is prohibited pursuant to the NRS), at any time thereafter and until the Company pays such unpaid Redemption Amount (including the Redemption Premium) or Triggering Event Redemption Amount in full, such Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all or any of the Preferred Shares that were submitted for redemption and for which the applicable Redemption Amount (including the Redemption Premium) or Triggering Event Redemption Amount has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Preferred Shares and (y) the Company shall immediately return the applicable Preferred Share Certificate(s), or issue a new Preferred Share Certificate(s) (likewise to the procedure set forth in Section 14), to such Holder. A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any other payments which have accrued prior to the date of such notice with respect to the Preferred Shares subject to such notice, including without limitation, the payment of Late Charges (as defined in Section 5(c)(iv)).

(ii)       Redemption by Multiple Holders. Upon the Company’s receipt of a Redemption Notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(c)(ii), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each other Holder by facsimile or electronic mail a copy of such notice. If the Company receives one or more Redemption Notices, during the seven (7) Business Day-period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the initial Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the initial Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such initial Redemption Notice and such other Redemption Notices received during such seven (7) Business Day-period, then the Company shall redeem a pro rata amount from each Holder based on the principal amount of the Preferred Shares submitted for redemption pursuant to such Redemption Notices received by the Company during such seven (7) Business Day-period.

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(iii)       Required Redemptions. Notwithstanding anything to the contrary in Sections 5(c)(ii) or 5(c)(iv), the Company shall have no obligation to comply with such Sections 5(c)(ii) or 5(c)(iv) at any time that (x) the Company does not have surplus as described under the NRS or funds legally available to redeem that number of outstanding Preferred Shares that is then subject to redemption, (y) the Company’s capital is impaired as described under the NRS or (z) the redemption of any Preferred Shares would result in an impairment of the Company’s capital as described under NRS; provided, however that, in the event that the Company does not comply with the provisions of Sections 5(c)(ii) or 5(c)(iv) by virtue of the restrictions in this Section 5(d)(iii), the Company will comply with the provisions of Sections 5(c)(ii) or 5(c)(iv) promptly after such restrictions are no longer applicable.

6.       Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 6 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon redemption of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 7(a) and 12, which shall continue to be receivable thereafter)) issuable upon the redemption of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the consummation of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations.

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7.       Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a)       Purchase Rights. In addition to any adjustments pursuant to Section 8 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete redemption of all the Preferred Shares (without taking into account any 4.99% limitations or restrictions set forth in this Certificate of Designations) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

(b)       Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provisions to ensure that each Holder will thereafter have the right to receive upon a redemption of all the Preferred Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such redemption, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such redemption, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with redemption rights for the form of such consideration (as opposed to shares of Common Stock) at a rate for such consideration commensurate with the Redemption Rate. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations.

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8.       Adjustment of Redemption Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 7 or Section 12, if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Redemption Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 7 or Section 12, if the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Redemption Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8 occurs during the period that a Redemption Price is calculated hereunder, then the calculation of such Redemption Price shall be adjusted appropriately to reflect such event.

9.       Authorized Shares.

(a)       Reservation. No later than the fifth (5th) Trading Day after the Company has filed this Certificate of Designations, the Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the sum of (i) 300% of the Redemption Rate with respect to the Redemption Amount (inclusive of the Redemption Premium) of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that all the Preferred Shares then issued pursuant to the Securities Purchase Agreement have been issued, such Preferred Shares are convertible at the Redemption Price and without taking into account any 4.99% limitations or restrictions set forth in this Certificate of Designations); (ii) the maximum number of Dividend Shares issuable pursuant to the terms of this Certificate of Designations from the Initial Issuance Date through the third (3rd) anniversary of the Initial Issuance Date (assuming for purposes hereof, that all the Preferred Shares then issued pursuant to the Securities Purchase Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein); and (iii) any and all other shares of Common Stock due to each Holder under this Certificate of Designations (including, without limitation, the Installment Redemption Price Make-Whole Shares). So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the redemption of the Preferred Shares, as of any given date, the sum of (i) 300% of the number of shares of Common Stock as shall from time to time be necessary to effect the redemption of all of the Preferred Shares then issued pursuant to the Securities Purchase Agreement and (ii) the maximum number of Dividend Shares then issued pursuant to the terms of this Certificate of Designations from such date through third (3rd) anniversary of such given date, assuming for purposes hereof, that all the Preferred Shares then issued pursuant to the Securities Purchase Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein), provided, that, at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for redemptions of the Preferred Shares and for issuance as Dividend Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person that ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders. Upon the request of any Holder, the Company shall provide to such Holder an update, in writing, with respect to the reserve described in this Section 9(a). For the avoidance of doubt, the Company shall cause the reserve described in this Section 9(a) to be increased accordingly upon the issuance of any Preferred Shares after the date that the initial reserve described above is completed. Additionally, upon any Holder’s reasonable request, the Company shall increase the reserve described in this Section 9(a).

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(b)       Insufficient Authorized Shares. If, notwithstanding Section 9(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding, the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon redemption of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting or obtain written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement or information statement, as applicable, and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal. Nothing contained in this Section 9 shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

(c)       Redemption of all Preferred Shares. Upon the redemption of all Preferred Shares issued under this Certificate of Designations and each Holder’s corresponding receipt of all shares of Common Stock under this Certificate of Designations (including without limitation, the Dividend Shares, the shares of Common Stock with respect to Installment Redemption Payments, and the Installment Redemption Price Make-Whole Shares), each Holder shall release the Company of its obligations under Section 9(a)-(b).

10.       Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law (including without limitation, the NRS) and as expressly provided in this Certificate of Designations. To the extent that, under the NRS, the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of all of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the NRS, represented at a duly held meeting at which a quorum is presented or by written consent of all of the Preferred Shares (except as otherwise may be required under the NRS), voting together in the aggregate and not in separate series unless required under the NRS, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4, to the extent that, under the NRS, holders of the Preferred Shares are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4 hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Redemption Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the NRS).

11.       Liquidation; Dissolution; Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the greater of (A) 110% of the Redemption Amount thereof on the date of such payment, multiplied by the Redemption Premium and (B) the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 11. All the preferential amounts to be paid to the Holders under this Section 11 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 11 applies.

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12.       Participation. In addition to any adjustments pursuant to Section 8, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

13.       Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the NRS, to (a) amend the Articles of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Principal Market; (b) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Preferred Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); or (c) issue any preferred stock that is junior in rank to the Preferred Shares.

14.       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

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15.       Remedies; Characterizations; Other Obligations; Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemptions and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

16.       Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the redemption of any Preferred Shares above the Redemption Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the redemption of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the redemption of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the redemption of the Preferred Shares then outstanding (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations).

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17.       Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

18.       Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 5.4 of the Securities Purchase Agreement. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Redemption Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder.

19.       Transfer of Preferred Shares. Subject to the restrictions set forth in the Securities Purchase Agreement, a Holder may transfer some or all of its Preferred Shares without the consent of the Company.

20.       Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21.       Stockholder Matters; Amendment.

(a)       Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

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(b)       Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

22.       Dispute Resolution.

(a)       Submission to Dispute Resolution.

(i)       In the case of a dispute relating to a Closing Sale Price, a Redemption Price, a VWAP or a fair market value or the arithmetic calculation of a Redemption Rate (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the applicable Holder (as the case may be) shall submit the dispute to the other party via facsimile (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to resolve such dispute promptly relating to such Closing Sale Price, such Redemption Price, such VWAP or such fair market value, or the arithmetic calculation of such Redemption Rate (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then the Company or such Holder may initiate arbitration through the American Arbitration Association (the “AAA”), utilizing its Commercial Arbitration Rules to resolve such dispute.

(ii)       Such Holder and the Company shall each deliver to the AAA (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected the AAA (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that, if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to the AAA with respect to such dispute and the AAA shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to the AAA prior to the Dispute Submission Deadline). Unless otherwise agreed in writing by both the Company and such Holder or otherwise requested by the AAA, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to the AAA in connection with such dispute (other than the Required Dispute Documentation) .

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(iii)       The Company and such Holder shall cause the AAA to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of the AAA shall be borne solely by the Company, and the AAA’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)       Miscellaneous.

(i)       The Company expressly acknowledges and agrees that (i) this Section 22 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under §7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that any Holder is authorized to apply for an order to compel arbitration pursuant to CPLR §7503(a) in order to compel compliance with this Section 22, (ii) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the AAA’s resolution of the applicable dispute, the AAA shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that the AAA determines are required to be made by the AAA in connection with its resolution of such dispute and in resolving such dispute the AAA shall apply such findings, determinations and the like to the terms of this Certificate of Designations and any other applicable Transaction Document, (iii) either the Company or the applicable Holder shall have the right to submit any dispute described in this Section 22 to any state or federal court sitting in the City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 22 and (iv) nothing in this Section 22 shall limit either the Company or such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 22).

(ii)       Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company or a bank check (or any other tangible bank document with likewise effect evidencing good funds) and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that such Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and such Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

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23.       Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)       “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)       “AAA” shall have the meaning ascribed to such term in Section 22(a)(i).

(c)       “Additional Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all accrued and unpaid Dividends on such Preferred Share.

(d)       “Bloomberg” means Bloomberg, L.P.

(e)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)       “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g)       “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

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(h)      “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(i)       “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j)       “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(k)       Reserved.

(l)       “Dividend Rate” means five percent (5%) per annum.

(m)        “Eligible Market” means the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE MKT, any level of the OTC Markets operated by OTC Markets Group, Inc. or the OTC Bulletin Board (or any successors to any of the foregoing) or the Principal Market.

(n)       “Equity Conditions” means: (i) following ninety (90) days with respect to the applicable date of determination either (x) a Registration Statement is effective, and the prospectus contained therein is available, for the issuance by the Company to all of the Holders of all of the shares of Common Stock issuable upon redemption of all of the Preferred Shares (without regard to any 4.99% limitations or restrictions set forth in this Certificate of Designations) or (y) all of the shares of Common Stock issuable upon redemption of all of the Preferred Shares are otherwise freely tradable without the need for registration under any applicable federal or state securities laws (in each case, disregarding any 4.99% limitation contained herein); (ii) the Common Stock (including all of the shares of Common Stock issuable upon redemption of all of the Preferred Shares) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) the Company shall have delivered all shares of Common Stock issuable upon redemption of Preferred Shares on a timely basis as set forth in Section 4 hereof, and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4 hereof (each Holder acknowledges that the Company shall be entitled to assume that this condition has been met for all purposes hereunder absent written notice from such Holder); (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause any of the shares of Common Stock issuable upon redemption of any Preferred Shares to not be freely tradable without the need for registration under any applicable state securities laws (disregarding any 4.99% limitations or restrictions set forth in this Certificate of Designations); (viii) no Holder shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) the Company shall have been in material compliance with each, and shall not have breached any, provision, covenant, representation or warranty of any Transaction Document; (x) the average daily dollar volume of the Common Stock for the previous twenty (20) Trading Days must have been greater than $10,000.00, as derived from reports of by OTC Markets Group Inc. (formerly Pink Sheets LLC); (xi) there shall be no Triggering Events; (xii) the Company’s Common Stock must be DWAC eligible and not subject to “DTC chill”; (xiii) the Company must be current on all of its filings under the 1934 Act; (xiv) the Preferred Shares must be able to be delivered via an “Automatic Conversion” of principal and/or interest; and (xv) the Company’s Common Stock must be listed on the Principal Market or an Eligible Market.

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(o)       “Equity Conditions Failure” means, with respect to any date of determination, that on any day during the period commencing twenty (20) Trading Days immediately prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(p)       Reserved.

(q)       Reserved.

(r)       Reserved.

(s)       “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) (I) reorganize, recapitalize or reclassify the Common Stock, (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving the Common Stock or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving the Common Stock (including, without limitation, any public announcement or disclosure of (x) any potential, possible or actual stock combination, reverse stock split or other similar transaction involving the Common Stock or (y) board or stockholder approval thereof, or the intention of the Company to seek board or stockholder approval of any stock combination, reverse stock split or other similar transaction involving the Common Stock), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

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(t)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(u)       “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

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(v)       “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding-up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(w)      “Make-Whole VWAP Period” shall have the meaning ascribed to such term in Section 5(b)(i).

(x)       “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any subsidiary, either individually or taken as a whole, (ii) the transactions contemplated hereunder or (iii) the authority or ability of the Company to perform any of its obligations hereunder.

(y)       “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(z)       “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(aa)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(bb)     Reserved.

(cc)       “Principal Market” means the OTCQB venture stage marketplace.

(dd) “Redemption Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof, plus (2) the Additional Amounts thereon as of such date of determination.

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(ee)      “Redemption Notices” means, collectively, the Triggering Event Redemption Notice and the Redemption Notice, and each of the foregoing, individually, a “Redemption Notice”.

(ff)       “Redemption Premium” means One Hundred Twenty-Five Percent (125%).

(gg)      “Redemption Prices” means, collectively, the Triggering Event Redemption Price, the Installment Redemption Price, the Make-Whole VWAP Price, and each of the foregoing, individually, a “Redemption Price”.

(hh)      “Redemption Rate” means the quotient of the Redemption Amount divided by the Redemption price, as follows:

Redemption Amount

Redemption Price

(ii)       “Registration Statement” means any registration statement relating to an offering for the account of others under the Securities Act of any of the Company’s equity securities other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any merger with or acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, filed by the Company with the SEC by the date that is the six (6)-month anniversary of the last Closing (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

(jj)       “Required Holders” means the holders of at least two-thirds of the outstanding Preferred Shares.

(kk)     “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(ll)      “SEC” means the Securities and Exchange Commission or the successor thereto.

(mm)       “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon redemption of the Preferred Shares.

(nn)       “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated February 13, 2017, by and between the Company and the purchasers thereto.

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(oo)      “Stated Value” shall mean $1.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(pp)     Reserved.

(qq)       “Subscription Date” means February 13, 2017.

(rr)      “Subsidiary” or “Subsidiaries” means any direct or indirect, controlled subsidiary of the Company, including, without limitation, all Subsidiaries executing those certain Subsidiary Guarantees executed as of even date with the Securities Purchase Agreement, shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(ss)      “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(tt)      “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(uu)      “Transaction Documents” means this Certificate of Designations, the Securities Purchase Agreement, the Securities, and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated thereby, all as may be amended from time to time in accordance with the terms hereof or thereof.

(vv)       Reserved.

(ww)     “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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(xx)      “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the five (5)-consecutive-Trading Day period beginning at 9:30:01 a.m., New York time, on the first such Trading Day and ending at 4:00:00 p.m., New York time, on the fifth (5th) such Trading Day as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the OTC Bulletin Board for such security during the same period beginning at 9:30:01 a.m., New York time, on the first such Trading Day and ending at 4:00:00 p.m., New York time, on the fifth such Trading Day, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the mean average for such five-Trading Day period of the highest closing bid prices and the mean average for such five-Trading Day period of the lowest closing ask prices of any of the market makers for such security as reported by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and such Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

24.       Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall, publicly disclose on the next Trading Day such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of any Holder, under Section 4(i) of the Securities Purchase Agreement.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Convertible Preferred Stock of BBooth, Inc. to be signed by its Chief Executive Officer on this 13th day of February, 2017.

BBOOTH, INC.

By:
Name:	Rory J. Cutaia
Title:	Chief Executive Officer

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EXHIBIT I

EXAMPLE OF ISSUANCE OF

INSTALLMENT REDEMPTION PRICE MAKE-WHOLE SHARES*

On the Installment Redemption Payment of Monday October 3, Holder is entitled to receive an installment of $78,750 (i.e., the Installment Redemption Payment multiplied by the Redemption Premium). The Company will pay Holder in shares of Common Stock at the five (5) day- VWAP of the immediately prior five (5) Business Days to such date (i.e., Monday September 26 through Friday September 30), which is $0.15. Holder is issued 525,000 shares of Common Stock on Monday October 3.

The VWAP for the five (5) consecutive Business Days subsequent to September 30 (i.e., Monday October 3 through Friday October 7), is $0.13, which is less than $0.15. Accordingly, Holder is entitled to receive Installment Redemption Price Make-Wholes Shares.

The amount of shares issued shall be $78,750 divided by $0.13 (the five (5) day-VWAP during the period of the five (5) consecutive Business Days following September 30, (i.e., Monday October 3 through Friday October 7)) minus the original 525,000 shares of Common Stock. The result is that Holder is entitled to receive 80,770 Installment Redemption Price Make-Whole Shares on Monday October 10.

For the avoidance of doubt, in the event that Holder elects to defer the receipt of the 80,770 Installment Redemption Price Make-Whole Shares (due to the 4.99% limitations) to a future Installment Redemption Payment, any weekly VWAP increase shall not effect Holder’s right to the 80,770 Installment Redemption Price Make-Whole Shares. For example, Holder elects to receive the 80,770 Installment Redemption Price Make-Whole Shares on October 31 instead of on October 10; but the average VWAP for the week of October 10 through October 14 is $0.16, the average VWAP for the week of October 17 through October 11 is $0.17, and the average VWAP for the week of October 24 through October 28 is $0.18, the Holder shall still be entitled to receive 80,770 Installment Redemption Price Make-Whole Shares based on the five (5) day- VWAP for the week of Monday October 3 through Friday October 7 (i.e., $0.13). However, in the event that Holder elects to defer the receipt of the 80,770 Installment Redemption Price Make-Whole Shares (due to the 4.99% limitations) to a future Installment Redemption Payment and any VWAP for the five (5) consecutive Trading Days subsequent to the Make-Whole VWAP Period decreases (i.e., the Subsequent Make-Whole VWAP Period), then Holder shall receive the Installment Redemption Price Make-Whole Shares at a price equal to the VWAP during any Subsequent Make-Whole Period. For example, Holder elects to receive the 80,770 Installment Redemption Price Make-Whole Shares on October 31 instead of on October 10; but the average VWAP for the week of October 10 through October 14 is $0.12, then Holder shall still be entitled to receive 131,250 Installment Redemption Price Make-Whole Shares based on the Subsequent Make-Whole VWAP Period (i.e., the five (5) day-VWAP for the week of Monday October 10 through Friday October 4).

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In the event that the Company must pay the Installment Redemption Price Make-Whole Shares in cash, such Holder would receive a cash payment equal to $10,500.10 (i.e., the product of 80,770 Installment Redemption Price Make-Whole Shares and $0.13). The Holder is entitled to receive $10,500.10 on Monday October 10.**

* The above example is strictly a hypothetical example and, as such, the stock prices listed above are not the actual stock prices of the Company on the applicable dates.

**This portion of the example assumes that the Subsequent Make-Whole VWAP Period is inapplicable.

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EXHIBIT II

BBOOTH, INC.

REDEMPTION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of bBooth, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, bBooth, Inc., a Nevada corporation (the “Company”) shall redeem the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of the Company, indicated below, for cash or into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Redemption: ____________________________________________________________

Number of Preferred Shares to be redeemed: _________________________________________

Share certificate no(s). of Preferred Shares to be redeemed: ______________________________

Tax ID Number (if applicable): ____________________________________________________

Redemption Price: ______________________________________________________________

Cash payment amount (if applicable): $______________________________________________

The cash payment amount is (if applicable):

Cash Dividends __________

Installment Redemption Payment ________

Triggering Event Redemption Payment __________

Equity Conditions Failure: Yes ____ No ____

Number of shares of Common Stock to be issued (if applicable): _________________________

The shares of Common Stock to be issued are (if applicable):

Dividend Shares ____

Installment Redemption Shares ____

Installment Redemption Make-Whole Shares ____

Shares issued with respect to a Triggering Event Redemption Amount ____

Triggering Event Make-Whole Shares ____

[Redemption Notice continues on next page]

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If applicable, please issue the shares of Common Stock into which the Preferred Shares are being redeemed in the following name and to the following address:

Issue to: ______________________________________________________________________

Address: ______________________________________________________________________

Telephone Number: _____________________________________________________________

Facsimile Number: ______________________________________________________________

Holder: _______________________________________________________________________

By: __________________________________________________________________________

Title: _________________________________________________________________________

Dated: ________________________________________________________________________

Account Number (if electronic book entry-transfer): ___________________________________

Transaction Code Number (if electronic book entry-transfer): ____________________________

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